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                                                                   EXHIBIT 2.3

                               SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made this 4th day of November, 1996 between EMERGENT GROUP, INC. (hereinafter referred to as "Sublessor") having as its address 15 South Main Street, Ste. 750; Greenville, SC and CAMBRIDGEBANC, INC. (hereinafter referred to as "Sublessee") having as its address c/o RSI Holdings, Inc., 245 East Broad Street, Greenville, South Carolina 29606.

                                   RECITALS:

Pursuant to the Lease Agreement dated September 18, 1995 between Zeta Partnership, a South Carolina partnership ("Prime Lessor"), as lessor, and Sublessee, as lessee, Prime Lessor leased to Sublessee certain real premises located in Greenville County, South Carolina more particularly described therein. Said Lease Agreement has been amended as of the date hereof to substitute Sublessor as the lessee thereunder. (Said Lease Agreement, as amended, is referred to herein as the "Prime Lease".)

Sublessee desires to sublease from Sublessor and Sublessor desires to sublease unto Sublessee the premises which is subject to the Prime Lease upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual undertakings, covenants, promises, and agreements of the parties, IT IS AGREED AS FOLLOWS:

1. Providing all of the terms and conditions contained within the Sublease Agreement (the "Agreement") are fulfilled, Sublessor shall sublease unto Sublessee and Sublessee shall accept the sublease of, the Premises (as defined in the Prime Lease) from the date hereof for a period of one (1) year, subject to the rents, terms, covenants, conditions, and provisions set forth in the Prime Lease.

2. This Agreement shall automatically terminate one year from the date hereof or such earlier date as provided herein.

3. Sublessee shall duly observe and perform those obligations imposed upon the lessee under the Prime Lease, Subject, however, to the terms of Paragraph 6 hereof.

4.       Sublessor warrants and represents to Sublessee that:

                 (a) The Prime Lease is valid and existing; the copy of the Prime Lease attached hereto is true, correct and complete; and there are no existing defaults on the part of the lessor or the lessee under the Prime Lease.

                 (b) There are and will be not contracts for services or otherwise on account of maintenance or repairs which expressly or impliedly are or will be binding upon Sublessee or upon the Premises.

5. As consideration for this Sublease, Sublessee shall pay to Sublessor rent hereunder equal
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         to rent and additional rent due from Sublessor to Prime Lessor under the Prime Lease required within the term hereof. All such rent payments shall be paid on the same schedule as provided in the Prime Lease, but each such payment shall be delivered to Sublessor no fewer than three (3) business days prior to the due date thereof under the Prime Lease. At Sublessor's instruction, Sublessee shall tender such payments directly to Prime Lessor with proof of payment thereof to Sublessor if requested by Sublessor. If Sublessee pays rent and additional rent hereunder to Sublessor, Sublessor shall pay rent and additional rent due under the Prime Lease on a timely basis.

6. In the event Sublessee fails to comply with any of the obligations of the lessee under the Prime Lease, Sublessor may, at its election, cure such failure of compliance, and upon written demand, Sublessee shall immediately reimburse Sublessor for all costs of Sublessor's cure.

7. In the event Sublessee defaults in any obligation of the lessee under the Prime Lease or any obligation of Sublessee hereunder, at the election of Sublessor, Sublessee shall be deemed to be in default hereunder, and Sublessor shall in such event be entitled to exercise any or all remedies available to it under applicable law including, without limitation, the termination of the Agreement, the recovery of the Premises and the removal of Sublessee therefrom, and damages to which Sublessor may be entitled.

8. Sublessee shall cause Sublessor to be an additional insured party on all insurance policies required of lessee under the Prime Lease.

9. Sublessee shall not further assign this Agreement or sublet the Premises without Sublessor's prior written consent, which consent shall not be unreasonably withheld or delayed.

10. Any notices shall be in writing and shall be sent by registered or certified mail, return receipt requested, addressed to the parties at the addresses indicated on the first page hereof, or such other address as such party has been advised on in writing.

11. This Agreement (as supplemented by the terms of the Prime Lease) contains the entire agreement and understanding between the parties hereto with respect to the Premises, and there are no other terms, covenants, obligations, or representations, oral or written, of any kind whatsoever.

12. Subject to the provisions of Article 9 hereof, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, executors, administrators, successors, and assigns, and may not be revoked or amended, except by instrument in writing, subscribed by the party sought to be charged therewith.

13. This Agreement shall be interpreted and governed by the laws of the State of South Carolina.





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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date, month, and year first above written.


SUBLESSOR:                                       SUBLESSEE:

Emergent Group, Inc.                             CambridgeBanc, Inc.

By: /s/ John M. Sterling, Jr.                    By: /s/ Matthew J. Marron
    -------------------------------                   --------------------------
Title: Chairman and CEO                          Title: President
       ----------------------------                     ------------------------

[All exhibits omitted.]










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